Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

BYND Cannasoft Enterprises Inc.

We consent to the incorporation by reference in this Registration Statement of BYND Cannasoft Enterprises, Inc. on the Form F-3 of our report dated May 2, 2022 relating to our audit of the consolidated statement of financial position as of December 31, 2021 and consolidated statements of loss and comprehensive loss, stockholders’ equity (deficiency) and cash flows for the year ended December 31, 2021.

We also consent to the reference to us under the caption “Statement by experts” in the Registration Statement.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

June 2, 2023